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                                                                   Exhibit 10.25


                      ADMINISTRATIVE SERVICES AGREEMENT


         This Administrative Services Agreement ("Agreement") is entered into as of August 11, 1997 by and between Seitel, Inc., a Delaware corporation ("Seitel"), and Eagle Geophysical, Inc., a Delaware corporation ("Eagle").


                                    RECITALS

         Prior to execution of this Agreement, Eagle was a wholly-owned subsidiary of Seitel. Eagle has undertaken a series of transactions, including the issuance of new shares in consideration for the acquisition of Energy Research International and the issuance of new shares for cash in an initial public offering (the "IPO"), consummated on the date hereof, and Seitel has sold in such IPO a portion of the shares of Eagle that it owned, as a result of which Eagle is no longer a wholly-owned subsidiary of Seitel.

         During the period when Eagle was a wholly-owned subsidiary of Seitel, Eagle relied on Seitel for the provision of certain administrative services relating to Eagle's onshore seismic data acquisition business, which administrative services Eagle intends in the future to provide for itself. However, in order to provide for an orderly transition from Seitel providing such administrative services to Eagle providing such services, and to allow Eagle a reasonable time in which to assemble its own staff to provide such services, Seitel has agreed to make available to Eagle for a transition period of up to 90 days those administrative services formerly provided to Eagle with respect to Eagle's onshore seismic data acquisition business, all pursuant to the terms of this Agreement.


                                   AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         Section 1.  Defined Terms.   The following terms will have the
following meanings when used in this Agreement:

         "Accountant" means the certified public accounting firm most recently retained by Seitel to audit its financial statements.

         "Associate" means with respect to Seitel, any shareholder, director, officer or employee of Seitel or any attorney, accountant, representative or agent retained by Seitel.

         "Expenses" means any reasonable and necessary out-of-pocket expenses incurred in connection with the provision of the Services, including any taxes or other governmental
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impositions attributable to the provision of the Services (other than income or other similar taxes assessed on the Fees), but not including any general or administrative overhead expense of Seitel.

         "Fees" means the fees payable to Seitel pursuant to Section 3 hereof.

         "Force Majeure Event" means (a) a fire, flood, explosion, riot, rebellion, revolution, labor trouble (whether or not due to the fault of such Party), requirements or acts of any government authority or agency or subdivision thereof, loss of source of supplies or other inability to obtain materials or suppliers, or (b) any other cause, whether similar or dissimilar to the foregoing, beyond the reasonable control of the Parties hereto.

         "Loss" means any and all claims, liabilities, obligations, losses, deficiencies and damages or judgments of any kind or nature whatsoever arising from, asserted against, or associated with the furnishing or failure to furnish the Services, regardless of by whom asserted and regardless of whether or not any such loss is known or unknown, fixed or contingent or asserted or unasserted.

         "Eagle Account" means a bank account established in the name of Eagle.

         "Party" means either of Seitel or Eagle.

         "Services" means the services described in the schedule attached as Exhibit A to this Agreement or any other service provided by Seitel to Eagle at the request of Eagle; provided that Seitel shall not be obligated to provide any services to Eagle other than those set forth on Exhibit A.

         Section 2. Services. Seitel will provide the Services described on Exhibit A to Eagle. Such services will only be provided with respect to Eagle's onshore seismic data acquisition business. Seitel may, in its sole discretion, provide other Services to Eagle upon request by Eagle. The Services will be of the type and at the level provided by Seitel to Eagle before the IPO.

         Section 3. Fees and Expenses. (a) Eagle will pay Seitel Fees for the Services provided by Seitel to Eagle hereunder equal to Seitel's cost of providing such Services, as reasonably determined by Seitel. Such Fees will include an allocation of Seitel's general and administrative overhead expense
relating to such Services.   Seitel may, but shall not be obligated to,
determine such cost using the same methods employed by Seitel to allocate costs to Eagle for such Services prior to the IPO.

         (b) Eagle will reimburse Seitel for Expenses incurred by Seitel in connection with the provision of the Services. Seitel will not have any obligation to advance funds on behalf of Eagle.

         (c) Seitel will invoice Eagle for the Fees and the Expenses at intervals determined by Seitel from time to time. All invoices will be due and payable within five calendar days after the date of the invoice, and may be paid by Seitel on behalf of Eagle pursuant to the authority granted in Section 7 hereof.
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         (d)     Eagle may dispute any Fee or Expense by notifying Seitel of the dispute within 30 calendar days of the receipt of the related invoice. If either Party determines that the dispute cannot be resolved by the Parties, the dispute will be submitted to the Accountant. The Accountant will make such investigation of the Fees and Expenses as it deems necessary and will finally determine the amount of the Fees and Expenses. The fees and expenses of the Accountant will be paid by Eagle unless the finally determined Fees and Expenses are less than 90% of the disputed amount.

         Section 4. Information and Records.

         (a) Eagle will make available to Seitel on a timely basis all information which is reasonably necessary for Seitel to provide the Services.

         (b) Seitel will maintain records with respect to the Services which are substantially similar to those maintained with respect to similar Services provided for its own account, and will provide those records to Eagle upon termination of this Agreement.

         Section 5. Liability. (a) Seitel makes no express or implied warranty with respect to the Services.

         (b) Seitel will be liable to Eagle for any Loss suffered by Eagle as a result of acts or omissions of Seitel or its Associates in connection with the Services provided only if and to the extent that (i) the acts or omissions constitute gross negligence or willful misconduct or (ii) the acts or omissions would be covered by Seitel's insurance coverage under crime, fidelity or fiduciary insurance (if any). In any event, except to the extent covered by Seitel's crime, fidelity or fiduciary insurance, (i) any claim for damages from Seitel in connection with a Service provided will be limited to the amount of fees charged with respect to the Service, and (ii) Seitel will not be liable to Eagle for any incidental or consequential damages, lost profits or opportunities, or exemplary or punitive damages.

         Section 6. Indemnity. Except as provided in Section 5(b), Eagle will indemnify Seitel and its Associates and hold Seitel and its Associates harmless from any and all Losses arising from, asserted against or associated with the provision of Services by Seitel to Eagle.

         Section 7. Authority. (a) In providing the Services, Seitel may take such actions, make such decisions and exercise such judgment on behalf of Eagle as Seitel has taken, made or exercised in providing the same or similar services on behalf of Eagle prior to the IPO.

         (b) Prior to taking action on behalf of Eagle, Seitel will use reasonable efforts to consult with appropriate officers or employees of Eagle
(i) in those circumstances under which Seitel would have consulted officers or employees of Eagle prior to the IPO, and (ii) in any other circumstances required under such reasonable rules and procedures as Eagle may adopt, from time to time, after prior consultation with Seitel.
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         Section 8. Force Majeure. Seitel will not be liable to Eagle for any failure to comply with this Agreement caused, directly or indirectly, by a Force Majeure Event.

         Section 9. Term. (a) This Agreement, and Seitel's obligation to provide Services hereunder, shall expire 90 days after the date hereof.

         (b) Eagle may terminate this agreement prior to expiration on 5 days prior written notice to Seitel.

         (c) Eagle's and Seitel's obligations pursuant to Sections 3, 5 and 6 of this Agreement will survive expiration and termination of the Agreement.

         Section 10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by a Party pursuant to this Agreement will be in writing and will be (i) personally delivered, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by an internationally recognized express delivery service or (iv) transmitted by facsimile, address as follows:

         (a)     if to Eagle:

                 Eagle Geophysical, Inc.
                 50 Briar Hollow Lane, 6th Floor West
                 Houston, Texas 77027
                 Attn: Jay N. Silverman
                 Facsimile Number (713) 881-2801

         (b)     if to Seitel:

                 Seitel, Inc.
                 50 Briar Hollow Lane, 7th Floor West
                 Houston, Texas 77027
                 Attn: Debra D. Valice
                 Facsimile Number (713) 881-2806

         Each Party may designate by notice in writing a new address or facsimile number to which any notice may be given, served or sent. Each notice will be deemed sufficiently given, served, sent or received when it is delivered to the addressee, with an affidavit of personal delivery, the return receipt, the delivery receipt or when delivery is refused by the addressee. Each notice or other communication sent by facsimile will be deemed sufficiently given only if a copy of the notice or communication is immediately sent by one of the methods specified in (i), (ii) or (iii) above.

         Section 11. Miscellaneous. (a) This Agreement sets forth the entire agreement of the Parties with respect to the Services and supersedes all previous agreements, understandings or negotiations with respect to the Services.
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         (b)     The rights and obligations set forth in this Agreement may be amended, modified or supplemented only by a writing signed by each Party.

         (c) A Party may waive a right under this Agreement only by a written waiver signed by the Party. No failure to exercise or delay in exercising a right under this Agreement will constitute a waiver of that right.

         (d) If any provision of this Agreement is found invalid, illegal or unenforceable, the provision will be ineffective only to the extent of the invalidity, illegality or unenforceability, and the other provisions of this Agreement will remain in full force and effect.

         (e) A party may not assign its rights, and a Party may not delegate its obligations, under this Agreement unless it first obtains the written consent of all other Parties, provided, however, that Seitel may assign its rights and delegate its obligations to any wholly-owned subsidiary of Seitel without Eagle's consent. Any Party, in its discretion, may withhold consent to any such assignment or delegation.

         (f) Except as permitted under Subsection (e), this Agreement will not inure to the benefit of any Person other than the Parties.

         (g) This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Texas.

         (h)     This Agreement may be executed in counterparts.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf as of the date first above written.

                                SEITEL, INC.


                                By:     /s/ Debra D. Valice
                                    --------------------------------------
                                        Debra D. Valice, Senior Vice President

                                EAGLE GEOPHYSICAL, INC.


                                By:     /s/ Jay N. Silverman
                                    --------------------------------------
                                        Jay N. Silverman, President